Exhibit 99.1

BUSINESS

Our Company

We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, and internationally in Argentina and Mexico. We operate in six sectors of the oil and natural gas service industry: rental tools; directional drilling services; casing and tubing services; compressed air drilling services; international drilling; and production services. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.

Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through organic growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary property and equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 19 acquisitions, including six in 2005 and five in 2006.

In January 2006, we acquired 100% of the outstanding stock of Specialty for $96.0 million. Our acquisition of Specialty not only balanced our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but also enhanced the scope, capacity and customer base in our rental tools business. In April 2006, we acquired 100% of the outstanding stock of Rogers for approximately $13.7 million. Our acquisition of Rogers not only enhanced our casing and tubing operations with its service of power drill pipe tongs and accessories, but also increased our rental tools operations with its inventory of rental equipment, including power drill pipe tongs and accessories and rental tongs for snubbing and well control applications. In August 2006, we acquired all of the outstanding stock of DLS for approximately $93.2 million of cash, plus 2.5 million shares of our common stock. With the DLS transactions, we entered into the contract drilling and workover services business and expanded our geographic footprint into the Argentine market. In October 2006, we acquired 100% of the outstanding stock of Petro Rentals for approximately $29.8 million of cash, plus 246,761 shares of our common stock. The acquisition of Petro Rentals strengthened our production services operations with its variety of quality production-related rental tools and equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing.

On December 18, 2006, we completed the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based corporation that provides rental tools to both offshore and onshore exploration and production companies. The purchase price consisted of $291.0 million in cash and 3.2 million shares of our common stock. The Oil & Gas Rental assets include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada. This acquisition has improved our offshore presence with approximately 61% of Oil & Gas Rental’s revenues for the month of October 2006 being derived from offshore projects which tend to require heavy capital expenditures over many years and are the least likely to have rigs laid down if natural gas or crude oil prices soften.

Our History

•	We were incorporated in 1913 under Delaware law.

•	We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001 we had only one operating company in the equipment repair business.

•	In May 2001, under new management we consummated a merger in which we acquired OilQuip Rentals, Inc., or OilQuip, and its wholly-owned subsidiary, Mountain Compressed Air, Inc., or Mountain Air.

•	In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business.

•	In February 2002, we acquired approximately 81% of the capital stock of Allis-Chalmers Tubular Services Inc., or Tubular, formerly known as Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc., or Strata.

•	In July 2003, we entered into a limited liability company operating agreement with M-I LLC, or M-I, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC, or AirComp. Pursuant to this agreement, we owned 55% and M-I owned 45% of AirComp.

•	In September 2004, we acquired the remaining 19% of the capital stock of Tubular.

•	In September 2004, we acquired all of the outstanding stock of Safco-Oil Field Products, Inc., or Safco.

•	In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, which we refer to collectively as Diamond Air.

•	In December 2004, we acquired Downhole Injection Services, LLC, or Downhole.

•	In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

•	In April 2005, we acquired Delta Rental Service, Inc., or Delta, and, in May 2005, we acquired Capcoil Tubing Services, Inc., or Capcoil.

•	In July 2005, we acquired M-I’s interest in AirComp, and acquired the compressed air drilling assets of W.T. Enterprises, Inc., or W.T.

•	Effective August 2005, we acquired all of the outstanding stock of Target Energy Inc., or Target.

•	In September 2005, we acquired the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., or Patterson, a subsidiary of RPC, Inc.

•	In January 2006, we acquired all of the outstanding capital stock of Specialty.

•	In April 2006, we acquired all of the outstanding capital stock of Rogers.

•	In August 2006, we acquired all of the outstanding capital stock of DLS.

•	In October 2006, we acquired all of the outstanding capital stock of Petro Rentals.

•	In December 2006, we acquired substantially all of the assets of Oil & Gas Rental.

As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors.

Industry Overview

We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat, and natural gas production will increase at an average annual rate of 0.6%.

We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes’ rig count data, the average total rig count in the United States increased 86% from 918 in 2000 to 1,706 in November 2006, while the average natural gas rig count increased 96% from 720 in 2000 to 1,414 in November 2006. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.

We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier bases to streamline their purchasing operations and benefit from economies of scale.

Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on future opportunities:

Strategic position in high growth markets.  We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a significant provider of products and services in directional drilling and air drilling and in production-related services employing coiled tubing and capillary tubing. We employ approximately 79 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado, all five oil and natural gas producing regions in Mexico, and all five major oil and natural gas producing regions of Argentina.

Strong relationships with diversified customer base.  We have strong relationships with many of the major and independent oil and natural gas producers and service companies in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, Arkansas, offshore in the Gulf of Mexico, Argentina and Mexico. Our largest customers include Anadarko Petroleum, Apache Corporation, BHP-Billiton, BP, Chevron, ConocoPhilips, Dominion Resources, El Paso Corporation, Materiales y

Equipo Petroleo, or Matyep, McMoran Oil & Gas, Murphy Oil, Newfield Exploration, Occidental Petroleum Corporation, Pan American Energy, Petrohawk Energy, Remington Oil and Gas, Repsol-YPF and Total Austral. Since 2002, we have broadened our customer base as a result of our acquisitions, technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.

Successful execution of growth strategy.  Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 19 acquisitions. We strive to improve the operating performance of our acquired businesses by increasing their asset utilization and operating efficiency. These acquisitions and organic growth have expanded our geographic presence and customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.

Diversified and increased cash flow sources.  We operate as a diversified oilfield service company through our six business segments. We believe that our product and service offerings and geographical presence through our six business segments provide us with diverse sources of cash flow. Our acquisition of DLS provides greater international presence coupled with relatively stable long-term drilling contracts. Our acquisition of Petro Rentals significantly enhances our production-related services and equipment, and our recent acquisition of substantially all the assets of Oil & Gas Rental further expands our rental tools segment significantly and increases our offshore and international operations.

Experienced management team.  Our executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.

Business Strategy

The key elements of our growth strategy include:

Mitigate cyclical risk through balanced operations.  We strive to mitigate cyclical risk in the oilfield service sector by balancing our operations between onshore versus offshore; drilling versus production; rental tools versus service; domestic versus international; and natural gas versus crude oil. We will continue to shape our organic and acquisition growth efforts to provide further balance across these five categories.

Expand geographically to provide greater access and service to key customer segments.  We have locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. Our recent acquisition of DLS expanded our geographic footprint into Argentina. We plan to continue to establish new locations in the United States and internationally.

Prudently pursue strategic acquisitions.  To complement our organic growth, we seek to opportunistically complete, at attractive valuations, strategic acquisitions that will be accretive to earnings, complement our products and services, expand our geographic footprint and market presence, and further diversify our customer base.

Expand products and services provided in existing operating locations.  Since the beginning of 2003, we have made approximately $53.5 million in capital expenditures to grow our business organically by expanding our product and service offerings. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.

Increase utilization of assets.  We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to continue to implement this strategy in our recently expanded rental tools segment, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.

Business Segments

Rental Tools.  We provide specialized rental equipment, including premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds and various valves and handling tools, for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adaptors, test plugs, wear bushings, adapter spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers’ demands. We charge customers for rental equipment on a daily basis. Our customers are liable for the cost of inspection and repairs or lost equipment. We currently provide rental tool equipment in Texas, Oklahoma, Louisiana, Mississippi, Colorado and offshore in the Gulf of Mexico.

We recently expanded this segment significantly with the acquisition of substantially all the assets of Oil & Gas Rental, a Louisiana-based provider of premium rental tools to both offshore and onshore exploration and production companies. The assets we acquired include an extensive inventory of premium rental equipment, including drill pipe, spiral heavy weight drill pipe, tubing work strings, landing strings, blow out preventors, choke manifolds and various valves and handling tools for oil and natural gas drilling. Included in this acquisition were Oil & Gas Rental’s facilities in Morgan City, Louisiana and Victoria, Texas, which principally serve the Gulf of Mexico. Historically, Oil & Gas Rental has also provided rental equipment internationally in Malaysia, Colombia, Russia, Mexico and Canada.

Oil & Gas Rental has over 40 years of operating history with a strong reputation for service and quality and has a total of approximately 80 employees. Based on Oil & Gas Rental’s unaudited historical financial information for the month of October 2006, approximately 92% of its revenue was derived from domestic operations. Of this domestic revenue, approximately 61% was derived from offshore operations (typically high pressure and deepwater operations) and 39% was derived from onshore operations (usually deep wells requiring premium drill pipe). Approximately 8% of Oil & Gas Rental’s revenue for the month of October 2006 was derived from international operations in Malaysia, Colombia, Russia, Mexico, and Canada.

International Drilling.  Through DLS, we provide drilling, completion, workover and related services for oil and gas wells. Headquartered in Buenos Aires, Argentina, DLS operates out of the San Jorge, Cuyan, Neuquén, Austral and Noroeste basins of Argentina. DLS specializes in contract drilling, oil well completion and workover services. DLS also offers a wide variety of other oilfield services such as drilling fluids and completion fluids and engineering and logistics to complement its customers’ field organization.

Through DLS, we operate a fleet of 51 rigs, including 20 drilling rigs, 18 workover rigs and 12 pulling rigs in Argentina and one drilling rig in Bolivia. Argentine rig operations are generally conducted in remote regions of the country and require substantial infrastructure and support. As of December 1, 2006, all of DLS’ rig fleet was actively marketed, except for one drilling rig that is presently inactive and requires approximately $6.0 million in capital expenditures for upgrades. A land drilling rig is composed of a drawworks or hoist, a derrick, a power plant, rotating equipment, and pumps to circulate the drilling fluid and the drill string. The workover rigs are quite similar to the drilling rigs, however, they are smaller than the drilling rig for the same depth of well. These rigs are used to complete the drilled wells or to repair them whenever necessary. A pulling rig is a type of well-servicing rig used to pull downhole equipment, such as tubing, rods or the pumps from a well, and replace them when necessary. A pulling rig is also used to set downhole tools and perform lighter jobs.

DLS currently services several of the major and independent oil and natural gas producing companies in Argentina, including Pan American Energy, Repsol-YPF, Apache Corporation (formerly Pioneer Natural Resources), Occidental Petroleum Corporation (formerly Vintage Petroleum) and Total Austral SA. Major competitors of DLS include Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.

Directional Drilling Services.  Through Strata, we utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling and measurement-while-drilling services. We have a team of approximately 79 full-time directional drillers and maintain a selection of approximately 160 drilling motors. According to Baker Hughes, as of December 1, 2006, 40% of all wells in the United States are drilled directionally and/or horizontally. We expect that figure to grow over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.

Since 2002, we have increased our team of directional drillers from ten to approximately 79. Our straight hole drilling motors offer opportunity to capture additional market share. We currently provide our directional drilling services in Texas, Louisiana, Oklahoma and Colorado. In December of 2006, we merged Target into Strata

Casing and Tubing Services.  Through Tubular, we provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico.

We expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/Spindletop, a division of Patterson, a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment. The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services.

We expanded this segment again in April 2006 with the acquisition of Rogers for $13.7 million. Historically, Rogers rented, sold and serviced power drill pipe tongs and accessories and rental tongs for snubbing and well control applications and provided specialized tong operators for rental jobs. In December of 2006, we merged Rogers into Tubular.

We provide equipment used in casing and tubing services in Mexico to Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are traditionally seasonal, with less activity during the first quarter of each calendar year due to weather conditions.

Compressed Air Drilling Services.  Through AirComp, we provide compressed air equipment, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services in the United States. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.

Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations, and we expect the market to continue to grow.

In July 2005, we purchased the compressed air drilling assets of W.T., operating in West Texas, and acquired the remaining 45% equity interest in AirComp from M-I. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets were integrated into AirComp’s assets and complement and add to AirComp’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico, Colorado, Utah, Wyoming and Arkansas.

Production Services.  We provide a variety of quality production-related rental tools and equipment and services, including wire line services, land and offshore pumping services and coil tubing. We also provide specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole, in December 2004, and the acquisition of Capcoil, in May 2005. In February of 2006, we merged Downhole into Capcoil and named the new entity Allis-Chalmers Production Services, Inc., or Production Services.

We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4” to 1 1/4” along with nitrogen pumping and transportation equipment. We recently received two capillary units and four coil tubing units in 2006, and we have two additional coil tubing units on order and scheduled for delivery in 2007. The new coil tubing units range in size from 1 1/4” to 1 3/4.” We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key or hourly basis. We do not provide the chemicals injected into the well.

In October 2006, we expanded our production services segment with the acquisition of Petro Rentals. Petro Rentals serves both the onshore and offshore markets, providing a variety of quality rental tools and equipment and services, with an emphasis on production-related equipment and services, including wire line services and equipment, land and offshore pumping services and coiled tubing. We currently provide production services in Texas, Louisiana, Oklahoma and Mexico.

Cyclical Nature of Oilfield Services Industry

The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.

Demand for our services has been strong throughout 2003, 2004, 2005 and 2006. Management believes demand will remain strong throughout 2007 due to high oil and natural gas prices and the capital expenditure plans of the exploration and production companies. Because of these market fundamentals for oil and natural gas, management believes the long-term trend of activity in our markets is favorable. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.

Customers

In 2005, none of our customers accounted for more than 10% of our revenues. Our customers are the major independent oil and natural gas companies operating in the United States, Mexico and Argentina. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep represented 10.2%, Burlington Resources Inc. represented 11.1% and El Paso Corporation represented 14.1%, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our results of operations.

Suppliers

The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.

Competition

We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.

Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.

Significant competitors in the casing and tubing markets we serve include Frank’s Casing Crew and Rental Tools, Weatherford, BJ Services, Tesco and Premier Ltd. These markets remain highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.

There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.

The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Quail Rental Tools, Knight Rental Tools and W-H Energy Services (Thomas Tools).

Our five largest competitors in the contract drilling and workover services business are Pride International, Inc., Servicios WellTech, S.A., Ensign Energy Services Inc. (formerly ODE), Nabors Industries Ltd. and Helmerich & Payne, Inc.

Employees

Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. In general, we believe we have good relations with our employees. None of our employees, other than our DLS employees, is represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At December 1, 2006, we had approximately 2,477 employees. Almost all of DLS’ operations are subject to collective bargaining agreements, however, we believe that we maintain a satisfactory relationship with the unions to which DLS’ employees belong.

Insurance

We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

Federal Regulations and Environmental Matters

Our operations are subject to federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.

In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”

Intellectual Property Rights

Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

Description of Properties

The following table describes the location and general character of the principal physical properties used in each of our company’s businesses as of December 31, 2006. All of the U.S. properties listed below are leased by us except for our properties in Edinburg, Texas, Victoria, Texas, Morgan City, Louisiana and one of our Production Services locations in Broussard, Louisiana. All of the Argentine and Bolivian properties listed below are leased by DLS except for the properties in Comodoro Rivadavia, Neuquén, Rincón de los Sauces and Tartagal.

Business Segment	Location

Directional Drilling Services	Houston, Texas Corpus Christi, Texas Oklahoma City, Oklahoma Lafayette, Louisiana

Compressed Air Drilling Services	Houston, Texas San Angelo, Texas Fort Stockton, Texas Farmington, New Mexico Grand Junction, Colorado Wilburton, Oklahoma Sonora, Texas Grandbury, Texas Denver, Colorado Carlsbad, New Mexico

Casing and Tubing Services	Edinburg, Texas Pearsall, Texas Corpus Christi, Texas Kilgore, Texas Broussard, Louisiana Houma, Louisiana

Rental Tools	Houston, Texas Broussard, Louisiana Morgan City, Louisiana Victoria, Texas

Production Services	Midland, Texas Corpus Christi, Texas Kilgore, Texas Carthage, Texas Alvin, Texas Broussard, Louisiana Arcadia, Louisiana Cordell, Oklahoma

International Drilling	Buenos Aires, Argentina Comodoro Rivadavia, Argentina Neuquén, Argentina Rincón de los Sauces, Argentina Tartagal, Argentina Santa Cruz, Bolivia

General Corporate	Houston, Texas

Legal Proceedings

On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.

At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.

We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.

Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in a few cases asserted that we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of our plan of reorganization. In each instance, we have taken the position that the cleanup costs and all other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.

The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the plan of reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide plan of reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

We were advised in late 2005 that the A-C Reorganization Trust is in the process of terminating and distributing its assets, and as a result, we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.

We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust continues to defend all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.

We are involved in various other legal proceedings, including labor contract litigation, in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.